Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2017

Ocala, FL…December 29, 2017 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its fiscal year ended November 4, 2017. Sales for fiscal year 2017 were up 10% to $37,543,071 as compared to $34,053,290 recorded in fiscal year 2016. Income from operations, up 5% for fiscal year 2017, was $4,355,874 versus $4,153,799 in the same period a year ago. Net income after taxes was $3,309,983 as compared to $5,965,194 for the same period last year. In fiscal year of 2017, we received payments under an escrow arrangement related to the Finance Revenue Sharing Agreement between 21st Mortgage Corporation and the Company resulting in revenue of $504,548. In the second quarter of 2016 the Company sold its limited partnership interest in CRF III, Ltd. (“Cypress Creek”), a retirement community, which resulted in a gain of $3,990,000 and also received revenue of $788,566 under an escrow arrangement related to the Finance Revenue Sharing Agreement between 21st Mortgage Corporation and the Company. Diluted earnings per share for fiscal year 2017 were $0.83 per share compared to $1.48 per share last year.

For the fourth quarter of fiscal 2017, sales were up 14% to $10,017,216 as compared to $8,783,779 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2017 was $1,087,936 versus $983,697 in the same period last year. Net income after taxes was $829,268 versus last year’s results of $720,641. Diluted earnings per share for the fourth quarter were $0.21 per share versus earnings of $0.18 per share last year.

Nobility’s financial position during fiscal year 2017 remains very strong with cash and cash equivalents and short term investments of $28,537,591 and no outstanding debt. Working capital is $36,403,372 and our ratio of current assets to current liabilities is 7.4:1. Stockholders’ equity is $47,414,297 and the book value per share of common stock increased to $11.86.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is improving. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2016 through October 2017 were up approximately 6% from the same period last year. Our sales for fiscal 2018 continues to look positive. Shipment of homes in our market area should improve and, if we can adequately control the material and labor costs increases that the Company is experiencing because of the improvements in the total housing picture, then earnings should also improve. Constrained consumer credit and the lack of lenders in our industry, partly as a result of an increase in government regulations, still affects our results by limiting many affordable manufactured housing buyers from purchasing homes.

We understand that during this economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2017 the Company celebrated its 50th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers, an insurance agency subsidiary, and an investment in a retirement manufactured home community, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	November 4,	November 5,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,910,504	$24,562,638
Short-term investments	627,087	481,025
Accounts receivable - trade	2,934,300	2,641,763
Note receivable	500,000	500,000
Mortgage notes receivable	13,495	9,717
Inventories	7,505,681	6,969,081
Pre-owned homes, net	1,141,863	1,295,694
Property held for sale	—	213,437
Prepaid expenses and other current assets	820,224	638,939
Deferred income taxes	609,629	556,773

Total current assets	42,062,783	37,869,067

Property, plant and equipment, net	4,304,771	4,063,711
Pre-owned homes, net	815,358	1,733,610
Interest receivable	101,301	48,376
Note receivable, less current portion	1,134,086	2,030,000
Mortgage notes receivable, less current portion	240,297	174,270
Other investments	1,471,029	1,367,496
Property held for sale	599,455	386,018
Cash surrender value of life insurance	3,262,848	3,085,916
Other assets	156,287	156,287

Total assets	$54,148,215	$50,914,751

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$849,782	$835,279
Accrued compensation	624,989	682,815
Accrued expenses and other current liabilities	1,127,397	1,123,698
Income taxes payable	260,416	759,128
Customer deposits	2,796,827	1,706,795

Total current liabilities	5,659,411	5,107,715

Deferred income taxes	1,074,507	1,140,529

Total liabilities	6,733,918	6,248,244

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,669,231	10,663,348
Retained earnings	46,167,528	43,458,271
Accumulated other comprehensive income	412,233	266,171
Less treasury stock at cost, 1,367,338 shares in 2017 and 1,361,300 shares in 2016	(10,371,186)	(10,257,774)

Total stockholders’ equity	47,414,297	44,666,507

Total liabilities and stockholders’ equity	$54,148,215	$50,914,751

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

Unaudited

	Three Months Ended		Twelve Months Ended
	Nov 4,	Nov 5,	Nov 4,	Nov 5,
	2017	2016	2017	2016
Net sales	$10,017,216	$8,783,779	$37,543,071	$34,053,290

Cost of goods sold	(7,742,677)	(6,750,198)	(28,881,992)	(26,117,155)

Gross profit	2,274,539	2,033,581	8,661,079	7,936,135

Selling, general and administrative expenses	(1,186,603)	(1,049,884)	(4,305,205)	(3,782,336)

Operating income	1,087,936	983,697	4,355,874	4,153,799

Other income
Interest income	44,266	35,556	149,613	112,802
Undistributed earnings in joint venture - Majestic 21	22,775	26,233	103,533	123,772
Proceeds received under escrow arrangement	205,724	—	504,548	788,566
Gain on sale of investment in retirement community	—	—	—	3,990,000
Miscellaneous	21,271	(10,107)	54,682	15,297

Total other income	294,036	51,682	812,376	5,030,437

Income before provision for income taxes	1,381,972	1,035,379	5,168,250	9,184,236

Income tax expense	(552,704)	(314,738)	(1,858,267)	(3,219,042)

Net income	829,268	720,641	3,309,983	5,965,194

Other comprehensive income (loss)
Unrealized investment gain (loss)	(3,644)	58,874	146,062	18,447

Comprehensive income	$825,624	$779,515	$3,456,045	$5,983,641

Weighted average number of shares outstanding:
Basic	3,997,569	4,013,583	4,002,436	4,021,019
Diluted	3,999,085	4,015,159	4,003,768	4,022,083

Net income per share:
Basic	$0.21	$0.18	$0.83	$1.48
Diluted	$0.21	$0.18	$0.83	$1.48